FOR IMMEDIATE RELEASE	For More Information:
Patrick Lin
plin@processapharma.com
925-683-3218

PROCESSA PHARMACEUTICALS RAISES

$6.88 MILLION FROM PRIVATE PLACEMENTS

HANOVER, MD – June 1, 2018 – Processa Pharmaceuticals, Inc. (OTC: PCSA) is pleased to announce it has raised a total of $6.88 million from private placements. The $6.88 million raise consists of 3 investments described below: $2.50 million from the first tranche of an on-going private placement; a private placement for funding of clinical trials of $1.80 million; and a mandatory conversion of 8% Senior Notes totaling $2.58 million. For these 3 private placements, agent fees and estimated expenses payable by the Company are associated with the gross proceeds.

On May 18, 2018, the Company entered into subscription and purchase agreements pursuant to the first tranche of its ongoing Private Placement with accredited investors to whom the Company sold 1,101,643 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $2.27 per share for $2.50 million. Each investor also received full ratchet anti-dilution protection for the next $20 million in issuances and a warrant to purchase one share of Common Stock for each Common Stock purchased by such investor at an exercise price equal to $2.724.

On May 25, 2018, the Company entered into an agreement with an accredited investor to whom the Company sold 792,952 shares of the Company’s Common Stock, at a purchase price of $2.27 per share for $1.80 million of gross proceeds. The $1.80 million private placement will be applied to funding the Phase 2 Necrobiosis Lipoidica Trial which will begin in the fourth quarter of 2018. The investor will also receive full ratchet anti-dilution protection for the next $20 million in issuances and warrants to purchase one share of Common Stock for each share of Common Stock purchased at an exercise price equal to $2.724.

In addition, as reported in previous SEC filings, the Company is converting all $2.58 million of its mandatory convertible 8% Senior Notes into 1,323,704 shares of the Company’s Common Stock, at a price of $2.043 per share. The noteholders will also receive full ratchet anti-dilution protection for the next $20 million in issuances and warrants to purchase one share of Common Stock for each share of Common Stock purchased at an exercise price equal to $2.452.

The Company intends to use all proceeds from the private placements to fund the research and development (e.g., Phase 2 related activities) of its lead product candidate, PCS-499, and for general corporate purposes.

The Company may conduct additional closings of its on-going private placement until June 29, 2018.

The offering described herein is being made pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), solely to “accredited investors” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). The securities issued in the offering have not been registered under the Securities Act or the securities laws of any state of the United States and may not be sold in the U.S. absent registration or an applicable exemption from registration requirements.

This press release is issued pursuant to Rule 135c under the Securities Act and does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

Forward-looking statements involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Please refer to the documents filed by Processa Pharmaceuticals with the SEC, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements.

About Processa Pharmaceuticals, Inc.

Processa Pharmaceuticals, Inc was founded in 2017 in Hanover, Maryland, with a mission to develop products that can improve the survival and/or quality of life for patients who have a high unmet medical need. The company acquired the assets of Promet Therapeutics, LLC in October of 2017 and has assembled a proven regulatory science product development team, management team, and Board of Directors. The Processa Team’s expertise is in developing drug products from IND enabling studies to NDA submission. The Company’s combined scientific, development and regulatory experience has resulted in more than 30 drug approvals by the FDA (including drug products targeted to orphan disease conditions) and 100 FDA meetings. For more information, please visit http://www.processapharma.com

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